Exhibit 99.2
Insituform Technologies Inc.
Moderator:  Joe Burgess
April 27, 2010
8:30 a.m. CT

Operator:	Good day and welcome to Insituform Technologies First Quarter 2010 earnings call. Today’s call is being recorded.

Any financial or statistical information presented during this call, including any non-GAAP measures, the most directly comparable GAAP measures, and reconciliation to GAAP results will be available on our Web site, Insituform.com pages.  During this conference call we will make forward-looking statements which are inherently subject to risks and uncertainties.  Our results could differ materially from those currently anticipated due to a number of factors discussed in our SEC filings and throughout this conference call. We do not assume the duty to update forward-looking statements.  Please us caution and do not rely on such statements.

Now I will turn our call over to Insituform’s President and CEO, Joe Burgess.

Joe Burgess:
OK, thank you.  This is Joe Burgess, CEO of Insituform.  Good morning and thank you for participating on the Insituform call for the First Quarter 2010 results.  Joining me on today’s call are David Martin, Senior Vice President and Chief Financial Officer; Chuck Voltz, Senior Vice President, North American Rehabilitation; Dorwan Hawn, Senior Vice President, Energy and Mining and Alex Buehler, Vice President, European Operations.  David Morris, our Senior Vice President and General Counsel, who normally joins us, is participating in a mediation matter outside of the office today.

As has been our practice, I will make a few remarks discussing the quarter along with market updates that are relevant to our performance.  Then we’ll spend the balance of the time available responding to your questions.

Let me start with the highlights.  Earnings per share from continuing operations of 22 cents a share represents a 27 percent improvement over 2009 results excluding acquisition-related expenses.  Income from continuing operations of $8.5 million represents a 72 percent improvement over 2009 results, also excluding acquisition-related expenses.  NAR revenue growth of $8.6 million represents a 10.7 percent increase over 2009.  We’re very excited about the potential to sustain this revenue growth throughout 2010.  Bayou and Corrpro produced results that were accretive to earnings for the first time.  We believe both of these businesses are poised to produce strong results in 2010.  Our water segment continued to make strides, turning a small operating profit in the first quarter and increasing operating capability.

Backlog continues to be a tremendous story.  Backlog increased year-over-year by 28 percent, or $108 million.  Backlog also increased sequentially from December 2009 by seven percent, or $34 million.  The backlog position combined with solid execution will allow us to meet or exceed our 2010 earnings objectives.

Turning to the business units.  North American Sewer Rehabilitation had a solid quarter over 2009 performance.  Margins improved year-over-year at both the gross and operating levels.  While we were proud of our regional organizations for achieving high production rates despite very harsh winter weather, much of the improvement was driven by strong manufacturing performance.  As we nudge our utilization rates higher in manufacturing, the incremental margin should continue to be outstanding.

Gross margins were down sequentially from the fourth quarter.  This was largely due to weather-related cost inefficiencies.  Lost production days equate to idle equipment, increased mobilization, de-mobilization costs, additional overtime, et cetera.  We also performed a significant amount of fleet maintenance during these winter weather events, positioning the fleet for high utilization during the spring and summer construction seasons.

We continue to see growth related to the stimulus funding.  As of March 31, our record showed 255 opportunities totaling $206 million so far.  This is up from $190 million at year end.  In terms of work awarded, we have now captured over $100 million of stimulus funded work.  We still anticipate an additional $85 to $90 million of backlog opportunities for NAR in total in 2010.  As I mentioned at the outset, backlog for NAR is at a historical high of $208.6 million.  The backlog level gives us great confidence that we will see an eight to 10 percent revenue growth for NAR in 2010.  This revenue growth will drive improved operating margins.

Our European sewer rehabilitation business produced a modest improvement over 2009 results where extreme weather conditions hampered production and hurt revenues as well.  Gross margins remained solid as we began to see the effects of the cost reduction implemented in the fourth quarter of 2009 in both our COGS and in our operating expenses.  To a certain extent these cost reductions made up for the delayed revenue.  The business unit also wrote down several projects in France and new management took a more conservative approach in terms of cost to complete and change order success on some legacy projects.  We are seeing significant improvements in manufacturing performance due to efficiencies and improved transfer pricing.  Third party tube sales efforts should provide additional upside as we work through the year.  When we combine this with modestly increased spending in our U.K.  market and improved performance in Germany and other key markets, we expect Europe to meet its goal of producing a substantial increase in earnings in 2010.

In Asia, strong revenue growth across all markets was offset by a significant write-down on two projects in Delhi.  Both of these projects were originally bid in February of 2008.  The bid structures were essentially open tenders, which simply means the bidders could propose different solutions and technical specifications which would then be individually negotiated.  At the time of the bid, we planned to use iPlus® composite, a thinner tube that will require less resin.  To date, we have been unable to get technical approval for the composite, so we’ll be installing standard but thicker liners.  Additionally, we had anticipated that our resin supplier would be online with a lower cost resin product.  This production has been delayed.  We have made the difficult choice this quarter of moving forward so that the overall project schedule can be preserved.  Cost recovery actions are planned when we get the project completed later this year.

These corrections to our cost to complete totaled $3 million and were equivalent to three cents a share at the net income level after accounting for our Indian minority interest.  While we believe we will be successful recovering some of these costs, we want to complete the project consistent with the originally negotiated schedule, thinking that very important for the development of the ongoing market in India.

Outside of this resin issue, it was a positive quarter in India and in the region.  Tube installation achieved a record in India, lining over two miles of large diameter pipe in the quarter.  Project costs are at expected levels outside of the resin issue previously discussed.  We’re also excited by the return of the bid table in India after a long delay.  With the start of the new federal fiscal year we are seeing municipalities re-invigorate bidding processes that went dormant in the second half of 2009.  We currently have line-of-sight to just under $200 million in project work in India and have an internal target to acquire another $60 million worth of acquisitions in 2010.

All other segments, Australia, Hong Kong, and Singapore, were profitable during the quarter.  Work is accelerating on the Sydney project and we have added two additional crews to support this.  We are mobilizing to begin our contracting work on the recently awarded projects in Singapore, which drove backlog expansion in the first quarter.  And we expect these projects to make significant earnings contributions in Q2 and Q3.  We continue our phase three work in Hong Kong and we have submitted pricing for phase four basin work, which will be awarded during the second quarter.

iBlue® continues to make progress posting its second best revenue quarter.  We are working on a variety of projects in British Columbia, Canada, Hong Kong, and, of course, the United States.  InsituMain™ continues to be our focus in the U.S.  marketplace.  We believe that we have demonstrated the product up to 36 inches through successful pilots with clients.  The second quarter is critical, however, for iBlue® as we have a substantial amount of bid work that needs to be captured.  We believe that we will build a backlog in the coming months and we continue to target $30 million of iBlue® revenue for 2010.

Energy and mining continue to improve performance contributing $5.7 million of operating income for the quarter.  Bayou and Corrpro were accretive in the quarter for the first time since their acquisition in the first quarter of 2009.  UPS turned in a very strong quarter, particularly in Canada.  Based on backlog levels, we anticipate UPS beating its record of 2008.  Operating performance at Bayou improved despite ongoing project difficulties with the ILVA pipe coating work.  Backlog is improving and we’re beginning to process higher margin work in New Iberia.  Performance also improved at Bayou Coatings in Baton Rouge where we expect the facility to be full for the balance of the year.

Corrpro turned in a solid quarter despite weather-related weaknesses in several U.S.  construction offices.  This was slightly offset by higher revenue and margins in Canada.  Backlog remains strong, so we expect Corrpro to hit our targets for 2010.

We continue to be very excited about the prospects for this platform.  Acquisitions in UPS remain strong in Canada, Mexico, South America, Australia, and even increasingly, the Middle East.  We are seeing much higher capacity utilization at our primary coating facilities in New Iberia and Baton Rouge.  Our Canadian plant also stands to have a solid year.  Corrpro’s business remains solid.  When we put that together, the platform should exceed targets for 2010 and we believe it will be 15 percent accretive to our earnings this year.

So, despite a significant upset in India, a solid start to the year.  We’re pleased with the revenue start for NAR, which will allow us to drive operating margin increases throughout 2010.  We are pleased with the start of the E&M platform in Q1 as well as UPS, which is poised for a record year, and Bayou and Corrpro continue to rebound from market driven revenue lulls in 2009.  As is usually the case, the strength of our backlog position combined with our superior operating capability gives us confidence that we deliver on our commitments and we re-confirm our earnings guidance of between $1.45 and $1.55 per diluted share for 2010.

Thank you for taking your time this morning and for your continue interest in Insituform. And we’ll happy to take any questions now.

Operator:
Thank you, sir.  Ladies and gentlemen, to ask a question at this time, please press star then one on your touch-tone telephone.  If your question has been answered or wish to remove yourself from the queue, please press the pound key.  Again, ladies and gentlemen, to ask a question at this time, please press star then one on your touch-tone telephone.  One moment for questions.

Our first question in queue comes from Jonathan Ellis, with Bank of America. Please go ahead with your question.

Jonathan Ellis:
Thank you.  Joe, you mentioned the growth rate for NAR in the first quarter continues for the balance of the year.  And if I have my numbers correct, NAR growth in the first quarter was more than 10 percent year-over-year.  I think your goal or guidance for the year had been eight to 10 percent growth in NAR.  Can you help us understand both the growth rate in the first quarter and also where the backlog stands today, is it more likely that you’re probably going to exceed the high end of that target of eight to 10 percent growth this year in NAR?

Joe Burgess:	We think so, yes.

Jonathan Ellis:
OK.  OK.  And just in terms of the margins in the backlog right now, is that a function – or I should say, is that much different than what we’re seeing in the actual revenue stream?  Is there a difference in mix or pricing in the backlog vis-à-vis what revenues are right now?

Joe Burgess:
You know, on any particular day, Jonathan, when you parse our backlog you can see differences in it.  And in terms of what we’re executing month-to- month they're sometimes different.  But when you look at it in the aggregate, we don't really see any significant differences in the margins that we have in backlog versus the margins that we’re executing against.

Jonathan Ellis:
OK.  And just in terms of the sequential margin change – and I know you obviously pointed to the weather as being a primary factor,  but – and this may be a difficult question to answer in quantifiable terms,  but do you have a sense how much of the sequential decline was really a function of the sort of adverse weather versus typical seasonality versus perhaps any change in resin cost that you may have faced?

Joe Burgess:
You know, we have seen some modest increase in resin costs, but nothing really that’s outside our pricing envelope.  And what I mean by that is nothing that we wouldn't be able to price into our jobs.  Of course in the first quarter, I think it’s important to understand we’re largely working on stuff that we probably priced in last August, where we actually, you know, had some lower resin costs.  So we don't think that’s putting any price pressure on the margin.

What is putting price pressure on the margin, during the first quarter if you're trying to work in a place like Hartford or in Washington, D.C., area, you might mobilize your crew on Monday and they might go to work, they might get a day in, and then they might not work again until Friday when we’re dug out.  And so we’re actually obviously burning some cost there when we’re not getting the production days.  But I think easily the biggest thing is we spent a lot of money in the first quarter by choice managing the fleet maintenance.  Because we obviously have a big ramp up here in the second quarter and the third quarter to hit production targets and we need that equipment to be available.  So I think incrementally over the quarters that might have pushed almost a million dollars incrementally in fleet maintenance.

Jonathan Ellis:
OK.  So to be clear then, relative to past years, it’s possible that more of the fleet maintenance was concentrated in the first quarter, whereas in past years it may have been more distributed throughout the year?

Joe Burgess:	Well, the answer’s yes.

Jonathan Ellis:	OK.

Joe Burgess:	It’s not that we don't do fleet maintenance obviously throughout the year, but it tends to be concentrated. And so we work hard to take advantage of weather days.

Jonathan Ellis:	OK. Do you have the current utilization rate at the Batesville plant?

Joe Burgess:	Chuck?

Chuck Voltz:	We don't have that right here.

Jonathan Ellis:	OK. OK. Just turning quickly to Europe. France. Can you quantify how much France is as a percentage of the European business, the revenue, please?

Alex Buehler:	This is Alex Buehler, Vice President of Europe. France is about a $15 million U.S. business, Europe’s about a $100 million. So that’d be about 15 percent of revenue in total.

Jonathan Ellis:
OK, thank you.  And you mentioned some changes to the accounting methodologies that are being used in France to be more conservative.  Would you be able to quantify what the impact was in margins and is that something that’s more one-time in nature or is that going to have an ongoing impact on the profitability of the business in Europe?

Alex Buehler:
It’s one-time in nature.  We took some one-time write-downs in France that had to do with inventory, jobs and unbilled.  And I think we’ve cleaned up most of that financial downside.  And looking forward, I think we’re where we need to be.

Jonathan Ellis:
OK.  Great.  And then just on the oil and energy business very quickly.  I know, Joe, in the past you've said that Bayou in 2010 could get back to about 67 percent or two-thirds of where it was in 2008.  Do you – based on what we know out of the first quarter, do you still feel that that’s achievable?

Joe Burgess:	Yes, I do.

Jonathan Ellis:	OK.

Joe Burgess:
Again, from a processing standpoint, a pretty good quarter for Bayou.  We did not get the margin push because most of what you're working on in New Iberia is this ILVA work, which of course is the cambered pipe.  And that has not turned out to be an efficient project from an epoxy utilization or a production rate standpoint.  But that’s clearing out here in the first couple of weeks in April and we’re on to higher margin work.  So – and then if you look at the rest of the businesses in Bayou, as I mentioned, our joint venture plant in Baton Rouge with Stupp Brothers is very close to being sold out.  We are seeing an increased order pick-up in revenue in CCSI, which is the field joint mobile coating business and equipment rental business.  And even the welding business is seeing higher revenues based on inquiries.

Jonathan Ellis:	Yes, OK. Are you able to quantify what the impact of that legacy project has had on margins?

Joe Burgess:	Well, against the overall expectation for the project, I would say it’s at least $2 million. I think that’s correct.

David Martin:	Yes, John, that’s correct, about $2 million.

Joe Burgess:	It’s not that the job wasn’t profitable, by the way.

Jonathan Ellis:	Right.

Joe Burgess:	Kind of similar to the jobs that we talked about in India. They are still profitable, they're just not as profitable based on the reduction that we took.

Jonathan Ellis:	I see. And that’s – I'm sorry, to be clear – that’s $2 million in the first quarter or over the life of the project?

Joe Burgess:	Over the last two quarters.

Jonathan Ellis:	OK. Great. All right, thanks, guys.

Joe Burgess:	Thank you, Jonathan.

Operator:	Thank you. Our next question in queue comes from Erroll Rudman with Rudman Capital. Please go ahead with your question.

Erroll Rudman:
Can you provide us with more detail about the Indian problems and the nature of the contracts you have.  Does availability as well as the price of the particular resin have the potential to disrupt your earnings stream in the future in those geographies?

Joe Burgess:
I think the answer’s no.  Again, this was a project that we bid originally in February of 2008.  And if I can just take a step back and maybe remind ourselves that we’re very much trying to create a market here.  So, unlike the U.S. and Europe where we show up and we bid on projects that call for CIPP and call for relatively tight technical specifications as to exactly what you're going to do, certainly in February of 2008 this was a much looser procurement environment.  And so we bid on those projects and then worked towards a set of technical specifications.  And in this case, as I said, we felt like we would be able to install a composite pipe, composite liner, which was thinner and would use substantially less resin.  As we’ve gone through a series of negotiations with the Delhi client, on these particular jobs, they are not accepting of that composite product.  So going to the thicker tube is driving resin consumption, which is costing us some dollars on those jobs.

The second issue is one of which resin we’re using.  And, again, we had made some assumptions related to using a filler resin, which basically, for maybe the inability to describe it better technically, is a resin that uses a talc instead of 100 percent resin composition.  And the vendor that we’ve been working with in India has had great difficulty qualifying an in-country talc that would serve as a filler for this resin.  And so we’re having to go with a purer strain of resin, which is more expensive and that’s driving increased costs.

To your question about impacts on the future, we’ve obviously re-priced for the near-term on using the purer resin, if you will, which is more expensive across our Indian backlog.  And then on jobs that we’ve been bidding, of course it’s obviously an evolving market.  So we’ve been bidding with structuring much tighter specifications as to what actual lining product we will be able to use.

As I mentioned in my remarks, we don't think that this is a situation that this is the final economic result.  You know, obviously this is a construction process.  And the choices that we really had were do we want to stop and go through – and this is not unusual really on any construction project of substance – do we want to stop and state our case and wait for resolution now or do we want complete the project.  Even though this is – what we think will be a short-term cost burden on us.  And at the end of the day we think it’s important with this client to complete the project.  And then we will at the end look at the commercial arrangements that existed at the time and how they evolved and make a determination as to what’s the best way to pursue cost recovery.  But we don't want to delay the project.

Erroll Rudman:	Was this contract signed before you joined the company and are future contracts going to have clauses to avoid this type of situation developing?

Joe Burgess:
It was bid in February of 2008, which was before.  I'm not exactly sure when it was signed.  So I can’t give you a detailed answer on that.  To the second part of your question, certainly.  And it’s something that really improves with every contract we execute over there.  Because what happens is, as the clients become more familiar with CIPP, there’s a lot more shifting of a lot of the engineering and design work to the front end of the project.  And so that front end shifting really bulks up the technical specifications that you bid to.  So, I mean, we’re two years into developing the Indian market, and we see a level of technical and engineering sophistication that’s dramatically different than it was two years ago.

Erroll Rudman:	And do you expect your Indian backlog and Asian backlog in general to be growing at a rate that’s far in excess of the domestic market?

Joe Burgess:
Almost certainly.  As I said in the remarks, we think that the Indian market and the bid prospects are very strong after really going dormant on us for the back half of 2009.  We actually have line-of sight, and by that I mean we’re kind of actively working to convert existing spend to trenchless capability, and we see about $200 million worth of projects.  Our acquisition target in India is $60 million.  We spend a lot of time talking about Singapore.  Again, they're probably in the middle of year two.  We have a $300 million four-year program.  Last year we were successful in capturing $21 million worth of work combined as a prime contractor, a CIPP sub to other contractors and tube work.  In Hong Kong we’re wrapping up our work on phase three and they are out to bid, which we’ve submitted pricing for on the phase four basin work.  And then I think we’ve previously discussed that the Australian market is also benefiting from a flow of federal dollars.  And of course our main client in Sydney has a pretty robust spend on an annual basis.  So we expect to see substantial backlog growth there.

Erroll Rudman:	Thank you very much for a complete answer.

Joe Burgess:	Thank you.

Operator:	Thank you. Our next question in queue comes from Eric Stein, with Northland Securities. Your line is now open.

Eric Stein:
Good morning.  Thanks for taking the questions.  I was wondering first if we could just get some bookkeeping items out of the way.  Could you break out the revenue in backlog specifically for Corrpro, Bayou and UPS?

David Martin:	Sure. This is David. I’ll go ahead and give it to you. You know, we had a total of about $188 million of backlog. UPS is sitting at $58 million, Bayou is at $65 million, and Corrpro is at $64 million.

Eric Stein:	OK. And then could you just give the specific revenue levels, too?

David Martin:	Yes, just give me a moment and I’ll find that for you. OK. UPS was about $14.5 million, Bayou was $30 million, and Corrpro was $33.8 million.

Eric Stein:	OK. That Corrpro number seems to be a pretty decent sequential decrease. Is that simply weather related? Should we think about that normalizing as the year progresses?

Joe Burgess:
Yes, the calendar first quarter is traditionally their worst quarter of the year.  Basically their construction offices which manage their design build work did very little volume during the first quarter.  So you should expect that to rebound nicely as you go through the year.

Eric Stein:
OK.  Maybe just turning to NAR.  In your release you talked about taking immediate advantage of the stimulus and adding crews.  Can you just update us on where your crews stand now and what the plan is for the remainder of the year?

Joe Burgess:	Chuck, why don't you give us your view.

Chuck Voltz:	We ended 2009 with 68 crews. We ended the first quarter at 72 crews and we’re projecting to end the year at 79 crews.

Eric Stein:	OK.

Joe Burgess:	I would add to that if you're looking back into kind of historical Insituform data, these were production crews. These are Canada and we don't have any utility –

Chuck Voltz:	No, these are actual production crews. Correct.

Eric Stein:	OK. And can you just comment on how the first month of the second quarter has gone now that the weather issues have kind of cleared up?

Chuck Voltz:	It’s gone very well.

Eric Stein:
OK.  OK, that’s helpful.  Maybe we could just turn to Asia-Pacific.  On the last call you had said that your goal for the year was $70 to $75 million, given the first quarter issues in India.  Any change to that, or can you quantify your thinking?

Joe Burgess:
No.  We believe we’ll still get to the $70 to $75 million range.  We’ve obviously taken this write-down on these two Indian projects.  But we feel good about our backlog.  We’re just now starting on the Singaporean work.  I think I mentioned we’ve gotten two more crews on board in Sydney to keep up with the pace of scheduling in that work.  We’ve very optimistic about continuing in a substantial role in Hong Kong.  We’ve also are developing rapidly our third party tube sale business.  We’re active in selling to contracting partners in Malaysia with some pretty substantial orders and continue to sell tube in China as well on a selective basis.  So despite taking this decision in the first quarter on these Delhi projects, we feel good about that revenue position for the year.

Eric Stein:	OK. And how should we think about –

Joe Burgess:	It’ll have a modest impact on what you see overall in our Indian margins, simply because it’s a $3 million issue. But on the revenue side, we feel like we’ll get where we’re supposed to be.

Eric Stein:	OK. Then linearity of revenues, I mean, should we think of it as pretty evenly spaced throughout the remainder of this year or ramp towards the end?

Joe Burgess:
Yes, it kind of ramps up there.  Second quarter will be better than the first.  I would think our third quarter will be the biggest from a top-line standpoint, and fourth quarter probably more like second.

Eric Stein:
OK, that’s helpful.  And then the last question and I’ll jump into the line, can you just give us an update on the two projects in India that you had to re-bid.  I assume those are separate from the projects you talked about that you've had issues on?

Joe Burgess:
Yes, those will re-bid in May, that is the expectation.  And I think on a combined basis, they were originally around $21 million.  As they've been re-scoped and kind of re-bundled by the client and their consulting engineer, they look to be a little bit larger, maybe even closer to $30 million.

Eric Stein:	OK. And just given the new specifications, I mean, you’re prepared for that, or that’s being incorporated into how you're bidding these projects?

Joe Burgess:
As I said earlier, the market is maturing as we’re into it – we’ve probably won and executed now 15 projects in India.  And if you looked at the tender documents, they were very, very rough in the early days.  And if you looked at the tender documents, I mean, staying with the project you're referencing is called Rohtac.  If you stay with those now, the documents are pretty substantial now, which is a good thing.  Because they give us a level – both us and the client, a level of specificity as we actually define the scope.  And that makes for a much more detailed pricing effort and obviously, takes out the need for contingencies on both sides of the commercial coin there.

That’s the long answer.

Eric Stein:	OK.

Joe Burgess:	So I guess the short answer is, yes, we’ve taken account for certainly these issues.

Eric Stein:	OK, that’s helpful. Thanks a lot.

Joe Burgess:	Thank you.

Operator:	Thank you. Our next question in queue comes from Arnie Ursaner with CJS. Your line is open.

Arnie Ursaner:
Joe, you had mentioned in your prepared remarks that you had $85 to $90 million of backlog opportunities from NAR.  Is that what you expect to win or is that what you believe is the overall opportunity? And of that $85 or $90 million of opportunities for you, how much of them are already at some form of letter of intent or some other indication that you might have won them?

Joe Burgess:
The $85 to $90 million is what we expect to win in 2010 from projects that are identified as being part of the stimulus.  Obviously, the universe of projects in the U.S. market is much larger than that.  Most of those and, Chuck, you can correct me – but I think most of those projects are in design and approaching the bid table.

Chuck Voltz:	Yes.

Arnie Ursaner:
And, Joe, again, in your prepared remarks you spoke frequently about the expected improvement not only in Q2 but in the back half of the year.  And I know you've done a great job delivering on what you’ve said you would do.  How much of that again is in-hand or how much of it is hoped for changes in legislation, hoped for wins versus things that are more concrete?  And maybe give us some facts that support your case for the improvement in the back half of the year that you're anticipating.

Joe Burgess:
Well, the main fact is backlog.  If we report backlog, it’s projects that have been bid, awarded, and signed.  We have a separate category that we don't report, by the way, that’s apparent low bid.  But that’s not in our hard number.  So when you have a backlog figure from us and the backlog figures that are reported, that’s all work that we are going to execute.  The only real issue is,  the only other way to parse it is what are the contractual terms.  We only put the current year in our backlog.  Sometimes we have term contracts where it’s stands on, but we only have the current year kind of in our backlog.  So when we say NAR has roughly $210 million worth of backlog, that’s current year backlog for NAR.  And the same for each of our reporting segments.

So, then it’s just a matter of taking that and assuming we’ll execute a very high percentage of it in the year.  And then looking at generally what the markets are and what our pace of acquisitions are in the market and how quickly we can turn through that.  So I think if you look at the translation between our backlog positions that we enjoyed at the end of the year in December and at the end of March and you extrapolate that – and you can use any history, which I think we can do better than – but even if you use a history of how we are able to translate backlog into current year revenue, I think you get a pretty good feel for – and a pretty good feeling about what we’re going to be able to achieve in 2010.

Arnie Ursaner :
OK.  In terms of your Asia-Pacific sewer rehab business, you've been showing very steady sequential growth for the last several years.  And in this first quarter you actually had a 10 percent decline in sequential revenue in Asia-Pacific.  How much of that in your view is non-recurring and how should we think about revenues in Asia-Pacific sewer rehab for the balance of the year?

David Martin:
Hey Arnie, this is David.  I’ll answer that a little bit.  The Indian mark-down for margins had an impact on revenue of about $3 million.  So therefore,  because you’re marking down the percent to complete and making – it’s a less of a percentage depletion at this point in time.  So it had an impact on revenue.  It is a one-time impact.

Joe Burgess:	OK. So without that, you’d have seen a modest sequential increase in the first quarter.

David Martin:	Right.

Arnie Ursaner:	OK. And my final question. You mentioned the –

Joe Burgess:	But the follow-on is that you should expect to see fairly substantial sequential increases as we go through the year.

Arnie Ursaner:	OK. And sequential increases from the adjusted $12 million?

Joe Burgess:	Yes.

Arnie Ursaner:
OK.  My final question is you mentioned the three cent per share hit from the resin impact.  You also mentioned you had an incremental million or so of maintenance expenses, which I assume would also have hit your margin.  Could you attempt to quantify or have you attempted to quantify the weather impact in the quarter on either revenue or margin?

Joe Burgess:
We have not.  We intended to just try to break out the significant cost items that we dealt with.  We do monitor loss production days across our businesses.  They were up substantially year-over-year and then up substantially sequentially, because we actually – for our business anyway, we had a relatively mild late November and December as it relates to weather.  So we were able to enjoy some strong production months.

Arnie Ursaner:	OK. So since you do quantify them, could you give us a sense of those numbers?

Joe Burgess:	I could, but I don't have them here. We can get back to you.

Arnie Ursaner:	Thank you very much.

Operator:	Thank you, sir. Our next question in queue comes from John Quealy, with Canaccord Adams. Please go ahead.

John Quealy:
Coming back to that 497 backlog number in Q1.  Joe, you talked about a high percentage being incurred on the P&L in the current fiscal year.  Can you quantify that for us?  Is it 80 to 90 percent of that backlog is going to be recognized in the P&L by December?

Joe Burgess:	Yes, it’s a high number like that.

John Quealy:	OK.

Joe Burgess:	Probably 90 percent.

John Quealy:
OK, perfect.  In the 85 to 90 incremental NAR opportunity via a stimulus that you've talked about, obviously you have a very high conviction in that number.  Can you talk about why you do?  Is it existing customers, is it extension of contracts, is it new bid opportunities?  Can you give us a little bit more characterization on why you think that’s a very strong number?

Joe Burgess:	I'm sorry, I missed the first part of the question.

John Quealy:
The 85 to 90 million NAR opportunity via a stimulus that you'd expect to win in the coming quarters.  When you talk about why you feel that comfortable with it, is it existing customers just rolling out new locations or new parts of the project, new bid opportunities.  Just can you give us a little bit more detail why you feel so strongly about that?

Joe Burgess:
The way we’ve looked at it is we have – you know, we enjoyed last year and it’s holding into this year, about a 45 percent share by total projects bid.  And just a little bit north of 50 percent share by dollars.  And we see – we saw about $200 million of total opportunity on underground related stimulus and based on our view of the market bids and design opportunities that are emerging related to stimulus.  We think that number’s about $200 million in 2010.  So our sense is that we just take our share capture rate, it should be around $85 million.

John Quealy:
And then lastly for me.  I believe you expected to look at NAR growth over 10 percent thereabouts in the quarter.  You were talking about eight to 10 percent previously.  Now with this visibility on stimulus perhaps exceeds that.  I think last quarter you were talking about 12 percent EBIT margins in NAR.  Do you see that getting exceeded as we get back into the seasonal high points, or how should we think about EBIT margin for NAR moving forward?

Joe Burgess:	I think certainly they will as we get into the second and the third quarter. And we expect to basically be at or above that level for the full year.

John Quealy:
OK.  And then, I'm sorry, just one more.  On India and the JV that you have, all parts of the business, does your change to project execution or forecasting change at all or is this just part of the business of being in construction, sometimes things happen that you don't anticipate?  Thanks.

Joe Burgess:
Well, I’ll go back to what I said earlier.  We’re very much making the market here.  So we’re not showing up and often bidding in very tightly technically specified situations.  And we have to work through that, get the work and then work to tighten that up.  Now, that’s changed dramatically from February 2008 to where we are in 2010.  And I actually think our Asian team has done a nice job driving that.  What we ended up here, though, was a situation where, we had some agreements, we had some assumptions in the project that ultimately the client is resisting.

And, by the way, obviously we don't think for any matters that would impact the performance of the two or – I think over the course of Insituform’s history we’re pretty well known for trying to put the right technical product to solve a problem.  But we just can’t reach an agreement.  And so we’re at the threshold – we’re at the crossroads of do we want to stall the project and duke this out now in terms of cost recovery or do we think it’s in the better interest of our long-term business there to complete the project as it scheduled and get it done.  And we will hopefully sort out and improve, from our perspective, the dollar situation on this project.  But do it later, after the project is a success.

OK?

John Quealy:	That was helpful. Thank you.

Operator:	Thank you. Our next question comes from Brian Conners, with Janey Montgomery. Please go ahead with your question.

Brian Conners:
Thank you.  Good morning.  I had a question for you on the longer term outlook.  You know, obviously you won’t be issuing any formal quantitative guidance yet for 2011.  But I wanted to get your early kind of qualitative view on how you characterize the likely growth trajectory beyond 2010 in NAR as the stimulus funding comes to an end.  Clearly one would expect that customers will be funding more projects on their own as the economy improves.  But is that just going to be a replacement of stimulus-related demand in your mind or do you think it’s possible to actually show significant topline growth off of 2009-2010 in NAR, again, as that stimulus funding kind of twilights?

Joe Burgess:
Well, our 2009 growth of course was modest because we didn't really get into much of the stimulus.  I think for the year, we ended up with about four percent, while we were awarded stimulus projects, most of them were in our backlog.  So I think you'll see the stimulus mainly impacting 2010 through 2011.  Now, we do think that the stimulus will have a more permanent effect  – from the simple phenomena that, again, most of the stimulus projects are of course not grants but loans that have to be repaid, even though they're interest free loans.  So what communities are having to do – and most of them are like this now, particularly those that use enterprise funding around their waste water systems – they will incorporate that capital spending into their rates, develop rate increases over time.  But it’s our experience that that capital spending, once it’s in that rate build-up, kind of sticks there.  So just for simplicity, if a community was spending a million dollars in capital and they got another million dollars out of the stimulus and so now they're spending two million for a period of years, they'll tend to – having incorporated that in their rates, continue to spend at closer to the higher level than the lower level.

And that’s been one of the things that Chuck and his team have been working on with the stimulus is trying to find those areas of the stimulus that are involved with programs that are sustainable.  Because the math for us, if you look at stimulus projects that tend to be one-offs, to the extent that we have to capitalize any investment – the math doesn't work.  Because then you're kind of left with stranded assets.  So we think the work that we’re getting is in areas that will sustain higher levels of investment even as we move out of the stimulus funding.

The other thing that we’re enthusiastic about is just the raw increase that the current administration has pushed in terms of funding the clean water acts.  I think in the first year of this administration they went from two billion to four billion.  There’s talk about trying to push that even to 8 to 12 billion, that I think will be knocking around in the coming years.  And if you combine that with what’s likely to be some stepped up enforcement, we think that that holds for higher NAR growth rates than we certainly saw really in the last four or five years, which was essentially a pretty stagnant market.

John Quealy:
OK.  Well, that’s excellent color.  Thank you.  And then, in terms of this resin cost, I believe you had mentioned in your fourth quarter investor call that you had a five percent increase in resin costs in 2010 from 2009 baked into your guidance.  So obviously there are a number of moving parts in there.  Is there any change to that particular assumption?

Joe Burgess:	There is not.

John Quealy:
OK.  OK.  And then just – just a bigger picture question.  You know, obviously, you know, clearly the business is generating a lot more free cash flow a lot more consistently now than it had been in the past.  So I'm wondering whether at some point would you consider establishing a regular dividend in order to appeal to a broader investor base, or is that something that for the company is not really in the cards?

Joe Burgess:
I wouldn't say it’s not the cards.  We just haven't gotten to a point where we’re really talking about dividend policy at this stage.  Although I would agree that we are much more robust from a cash flow standpoint and still enjoy relatively conservative balance sheets.  So we will be balancing what we’re doing with that cash and making sure that’s in the best interest of our shareholders.

John Quealy:	OK, great. Thanks for your time this morning.

Operator:	Thank you, sir. Our next question in queue comes from Jeff Beach, with Stifel Nicolaus. Please go ahead with your question.

Jeff Beach:
Yes, good morning, Joe and David.  I’ve got two questions.  First of all, you have really had a great contribution in equity from affiliated earnings.  I think maybe it’s the best quarter looking back in my files.  Where is that contribution coming from, and is this sustainable?

David Martin:
Hi, Jeff.  This is David.  We did have a pretty good quarter.  Normally the first quarter is one of our weakest quarters.  But one impact of that has been the Baton Rouge facility with Bayou.  That certainly contributed where that was not existent last year in the first quarter.  We also had the benefit of a pickup in earnings related to Germany this quarter.  So it’s a combination of the two.

Jeff Beach:	And the second. If I heard you right, your joint venture with Stupp Brothers – this joint venture is approaching capacity. Is that what I heard?

Joe Burgess:
That’s correct.  Our answer is the sustainability question.  So, we think we will be able to sustain it, and actually it should be bigger as we get into the higher volume months in the second and third quarter.

Jeff Beach:
All right, thank you.  And, again, back on this joint venture with Stupp Brothers approaching capacity.  Can you talk about your wholly owned operations and obviously the outlook for at least this year revenues.  You know, well below the 2008 levels.  But, you know, are you seeing similar backlog build here that’s going to push your own wholly owned capacity up much higher in 2011?

Joe Burgess:
Well, certainly in 2010 we feel very good about the fact that we’ll be running at much higher capacity utilization in New Iberia.  We already talked about Baton Rouge being sold out.  We also have a third operation outside of Edmonton, Canada, which is out of the chute pretty well in terms of the operations and we’re working on qualifying that facility with some key Canadian accounts.  So we think that that volume at that plant will pick up throughout the year as well.

2011, it’s a bit early.  I mean, there’s certainly a lot on the docket in terms of engineering design work and pipeline development.  So, you know, we think the general market conditions are solid, which bodes well for certainly Bayou and the Baton Rouge facilities position and ability to capture work.  We’re also starting to see – I think I mentioned this before – a lot of engineering and design work related to offshore spend.  Not quite sure, you know, kind of how – what the cycle is there.  But we know there’s a lot of – given the current commodity pricing situation, we would expect either in 2011 – well, it could push to 2012 – a significant uptick in the investment offshore.

Of course if you back up over five or six years, Bayou’s business in particular has been over the long term about 40 percent related to offshore investment.  In the last few years it’s been almost zero.  Just because that investment has kind of dried up.  But we expect that to – we expect that to come back either next year or certainly in 2012.

Jeff Beach:	Thanks a lot.

Operator:	Thank you, sir. And it looks like we have one final question in queue. And it comes from Jonathan Ellis, with Bank of America. Your line is open.

Jonathan Ellis:	Thank you. I’ll make this quick because I know we’re running up on an hour here. David, do you have the gross profit dollars for Bayou and Corrpro this quarter?

David Martin:	I’ll have to get back to you on that one. I don't have all the details in front of me.

Jonathan Ellis:
OK.  Just a second question.  On the European business, I know there had been some ongoing restructuring efforts.  Given where we stand today, is the intention to achieve further incremental savings from restructuring or at this point all the benefit is going to come from legacy restructuring that has yet to anniversary?

Alex Buehler:
At this point the savings are in hand, so we’re not looking to cut further op-ex.  We’re down about 800,000 in the quarter versus our year.  And I think that’s the right level to sustain operations going forward.

Jonathan Ellis:	I'm sorry, you said down 800,000 year over year?

Alex Buehler:	Yes, in Q1.

Jonathan Ellis:
OK.  Great.  And then just one final question, and this may be a little bit too early on to answer.  But given the oil rig accident in the Gulf of Mexico recently, any conversations with customers that might be changing their order time or project time horizons or order patterns at this point?

Joe Burgess:
Yes, it’s just too early, Jonathan.  It’s a great question, but we’re obviously monitoring that – and our potential customers are monitoring that.  So it’s just too early to tell whether that will have an impact.  But certainly these types of incidents at a minimum draw a lot of debate, as they should, and it’s not likely to escalate the schedule or to accelerate it.

Jonathan Ellis:	Great. Thanks, guys.

Operator:	And I'm showing no further questions in the queue. I’d like to turn the program back to our speakers.

Joe Burgess:	OK. Well, thank you very much. We appreciate the interest and we appreciate your questions. And we’re going to get back to work here. So we’ll see you next quarter.

Operator:	Thank you, sir. Ladies and gentlemen, this does conclude today’s program. Thank you for your participation and have a wonderful day. Attendees, you may now log off at this time.

END